Exhibit 10.16

October 28, 2020

Laurence Reid

Re:	Offer of Employment

Dear Laurence:

Decibel Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as Chief Executive Officer.

1. Date of Hire. Your effective date of hire as an employee (the “Start Date”) shall be Monday, November 2, 2020 unless another date is agreed upon by you and the Company.

2. Compensation. Your regular base salary for this position will be at the rate of $460,000 annually, payable in accordance with the Company’s normal pay schedule. You will receive a sign-on bonus of $215,000, and you will be eligible to participate in the Company’s annual bonus plan. Your Target Bonus will be 45% of your annual salary. Your actual bonus payable may be more or less than your Target Bonus and will be based upon achievement of both corporate and individual goals. You are not eligible for a 2020 bonus. All payments are subject to legally required tax withholdings. Your compensation will be revisited when the Company becomes a public company.

3. Equity in Post-Financing Decibel. Subject to the approval by the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment, you will receive the right to purchase 5.25% of the Fully Diluted shares of the Company’s common stock (the “Stock Options”). The Stock Options will be granted following the commencement of your employment in conjunction with the Company’s current round of financing. The strike price of the Stock Options will be equal to the fair market value of the Company’s common stock on the date of the grant, as determined by the Board of Directors in connection with the Company’s current round of financing. The Stock Options will be subject to the terms and conditions of the Company’s then-current incentive stock plan and form of Stock Option agreement (the “Equity Documents”). As of your Date of Hire, your Stock Options will be 25% vested, and the remaining Stock Options will vest on a schedule of one-thirty-sixth (1/36) per month over a period of three years.

4. Post-termination Compensation and Benefits.

(a) Earned Compensation. Regardless of the reason for the termination of your employment, the Company shall pay to you in a single lump sum, within 30 days following the date your employment ends (the “Date of Termination”) (or such earlier date as required by law), the base salary earned by you as of the Date of Termination but not yet paid. In addition, the Company shall pay to you in cash within 20 business days following the Date of Termination, reimbursement for any unpaid, valid business expenses that are approvable in accordance with Company policy and that have been submitted by the Date of Termination (and shall pay any valid business expenses timely submitted after such date in accordance with Company policy). The Company shall notify you regarding eligibility for COBRA and any other applicable benefits, as provided by law.

(b) Severance Pay. In the case of a termination without cause (i.e., a termination of your employment by the Company (including a Constructive Termination) for any reason other than (i) Cause, (ii) illness or injury, or (iii) death), and subject to your entering into a separation and release of claims agreement in a form satisfactory to the Company, you shall receive the payments and benefits set forth in

Sections (b) and (c). The Company shall pay to you severance equal to the sum of twelve (12) months of Base Salary and 100% of your Target Bonus. Notwithstanding the foregoing, in the event of termination without cause (including Constructive Termination) pursuant to a Change of Control, your severance will equal the sum of eighteen (18) months of Base Salary and 100% of your pro-rated Target Bonus. The Severance Pay shall be paid in installments in accordance with its regular payroll practices, beginning with the Payment Date (as defined below). For this purpose, “Base Salary” means your highest base salary rate on or before your Date of Termination.

(c) COBRA Premiums. Should you timely elect and be eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earliest of (x) the date that is twelve (12) months following the Separation Date, (y) the date on which you obtain alternative coverage or (z) the date on which your COBRA eligibility ends (as applicable, the “COBRA Contribution Period”), continue to pay the Company’s share of the premiums for such coverage to the same extent it pays for similarly-situated, active employees. The Company’s payment of those premiums may take the form of reimbursement of premium costs to you after you have paid them, or payment to you of funds equal to the amount of the premiums, so that you can then make payments directly to the COBRA insurance carrier. In any case, you agree that any premium costs shall be paid by you, not the Company, to the COBRA insurance carrier. That is, any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You agree that, should you obtain alternative medical and/or dental insurance coverage prior to the date that is twelve (12) months following the Separation Date, you will so inform the Company in writing within five (5) business days of obtaining such coverage.

For the purpose of this Section 4, the following definitions apply:

(i) “Cause” means (i) material breach by you of any other agreement with the Company or any of its affiliates; (ii) other conduct by you that is materially harmful to the business, interests or reputation of the Company or any of its affiliates, (iii) your conviction of, or pleading guilty or no contest to, any crime involving fraud, embezzlement or other material dishonesty by you with respect to the Company or any of its affiliates; (iv) your conviction of, or pleading guilty or no contest to, any crime involving moral turpitude; (v) a breach of any confidentiality agreement with the Company; or (vi) a breach of any non-competition/non-solicitation agreement with the Company. With respect to a breach of (i) or (ii), you shall be given 30 days, after written notice of such breach, to cure a breach to the reasonable satisfaction of the Company.

(ii) “Constructive Termination” means any action on the part of the Company not consented to by you in writing that has the following effect or effects: (i) a material reduction in reporting relationship, authority, duties or responsibilities in accordance with applicable law, provided however, that a sale or transfer of less than all or substantially all of the business of the Company or any of its subsidiaries or other reduction of less than all or substantially all of its business or that of its subsidiaries, or the fact that the Company has become a subsidiary of another company or that the securities of the Company are no longer publicly traded, in and of itself shall not constitute a material diminution in your authority, duties or responsibilities has occurred; or (ii) any material reduction in your base salary. Notwithstanding the foregoing, if the Company has become a subsidiary of another company and your employment with the Company continues for a period of 12 months following such time as the Company becomes a subsidiary without your consent in writing, termination of your employment by you within 30 days of such first anniversary shall be deemed a Constructive Termination for purposes of this Section 4.

5. Insurance Benefits. You will be eligible to participate in the Company’s Medical and Dental insurance programs as well as the Life, AD&D, Short- and Long-Term Disability plans, and 401(k) plan subject to the terms and conditions of those plans. Presently, the Company pays for 85% of the premium cost of the HMO plan and 75% of the deductible for both medical plans (HMO and PPO), and 100% of the cost of Life and AD&D insurance as well as Short- and Long-Term Disability plans.

6. At-Will Employment. It is understood and agreed that that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you except for as provided in Section 4 above. In making this offer, the Company understands, and in accepting it you represent that, you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company, except as disclosed by you to the Company in Exhibit B to the Employee Confidentiality, Noncompetition and Assignment Agreement.

7. Employment Eligibility. The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form I-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This offer letter, the Employee Confidentiality, Noncompetition and Assignment Agreement, Change in Control Agreement, and the Equity Documents referenced above contain all of the terms of your offer of employment with the Company, and supersede any prior offers, representations, or understandings (whether written, oral, or implied) between you and the Company.

Please indicate your acceptance of this offer by signing this letter and the accompanying Change in Control Agreement, and Employee Confidentiality, Noncompetition and Assignment Agreement no later than November 2, 2020.

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

Abbie Celniker

Chair, Compensation Committee

Decibel Therapeutics, Inc.

Accepted and Agreed:

/s/ Laurence Reid

Laurence Reid

11/2/2020

Date

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